EXHIBIT 32

 CERTIFICATION PURSUANT TO TITLE 18, UNITED STATES CODE, SECTION 1350

     The undersigned Chief Executive Officer and Chief Financial Officer certify that this report fully complies with the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, and the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date:   March 26, 2004   by:    /s/ Jody St. Clair
                               Jody St. Clair, President & Director
                    Chief Executive Officer and Chief Financial Officer